                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT
                (AS AMENDED AND RESTATED AS OF OCTOBER 26, 2001)

                  This Agreement shall be effective as of October 26, 2001 (the "Effective Date") by and between David Boudreau (the "Executive") and Mayor's Jewelers, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Company and the Executive are parties to an existing employment agreement dated October 20, 1997; and

                  WHEREAS, the parties desire to amend and restate such employment agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements, the parties agree as follows:

         1.       Position, Responsibilities and Term of Employment.

                  1.01 Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Executive to serve as the Senior Vice President, Chief Financial Officer and Treasurer and the Executive accepts such employment and agrees to perform in a diligent, careful and proper manner such reasonable responsibilities and duties commensurate with such position as may be assigned to Executive by the CEO or other designees of the Company. Such title and duties may be changed in a manner deemed appropriate from time to time by the CEO or the Board of Directors so long as such title and duties are consistent with Executive's employment level and qualifications; provided, however, this sentence shall not be operative after an Early Trigger or Change of Control as defined in Section 3.01. Executive agrees to devote substantially all business time and efforts to and give undivided loyalty to the Company.

                  1.02 Term. Subject to the provisions of this Agreement, the term of this Agreement shall be two years from the Effective Date and shall automatically renew for successive one year periods unless either party gives written notice to the other of its intention not to renew on or before 120 days prior to the end of the then annual term.

         2.       Compensation.

                  2.01 Base Salary. During the term of this Agreement, the Company shall pay Executive a minimum base annual salary, before deducting all applicable withholdings, of $220,000 per year, payable at all times and in the manner dictated by the Company's standard payroll policies. The Executive shall be eligible to receive annual base salary increases as determined at the Company's discretion based upon Executive's performance.

                  2.02     Incentive Compensation.

                  (a) Annual Cash Bonus. In addition to a base salary, the Executive shall be entitled to receive an annual cash bonus for each fiscal year of the Company that ends during the Term (the "Bonus Award") based upon the achievement of performance goals. A target level (or levels) shall be established, which, if achieved, shall entitle the Executive to 45% of base salary. Minimum and maximum levels shall also be established, which, if achieved, shall entitle the Executive to 22.5% and 90% of base salary, respectively. Achievement levels that fall between the established levels shall entitle the Executive to an interpolated percentage of Base Salary. Performance goals may be based on more than one factor. To the extent more than one factor is established, each factor shall be assigned a weighted percentage to determine what portion of the total bonus percentage shall be attributable to such factor. The entitlement to a Bonus Award for a fiscal year shall be determined based on the Company's audited consolidated financial statements, and any Bonus Award payable for such year shall be paid as soon as practicable after release of such statements. The criteria for achieving the Bonus Award shall be set annually by the Compensation Committee after consultation with the Executive within the first quarter of each fiscal year, except for the first fiscal year.

                  (b) Long-term Incentive Awards. Each year, the Compensation Committee shall consider the Executive for an award of stock options or other long-term incentive award. In determining whether and to what extent the Executive will be granted an award, the Compensation Committee may, in its discretion, consider the Executive's employment level, the achievement of the targets set forth in Section 2.02(a) for the prior year, benchmarking with comparable companies by outside compensation consultants, and such other factors as it deems relevant.

                  2.03 Participation in Benefit Plans. The Executive shall be eligible to participate in, and receive benefits under, all the Company's Executive benefit plans and arrangements in effect on the Effective Date for as long as such plans and arrangements may remain in effect (including, but not limited to, participation in any other pension, financial planning, profit sharing, stock bonus plan or stock option plan adopted by the Company, and all group life, health, disability plans and other insurance) or any substitute or additional plans, policies or arrangements made available in the future to similarly situated Executives of the Company, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, policies and arrangements. Family medical and dental coverage under the standard Company plans will be paid by the Company. Nothing paid to the Executive under any plan, policy or arrangement presently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive hereunder as described in this Section 2.

                  2.04 Vacation Days. The Executive shall be entitled to four weeks of vacation each year consistent with Company policy for senior Executive officers. Unused vacation days may not be carried over from year to year.

                  2.05 Expenses. During the term of employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies and procedures established by the Company or the Board for Executives of the Company in performing services hereunder, including a car allowance of $600.00 each month plus expenses of operation, repairs and maintenance, including appropriate insurance and excess mileage charges. Executive shall receive a tax reimbursement each year for all car expenses consistent with Company policy. The amount of the car allowance shall be reviewed by the Company periodically.

         3.       Termination.

                  3.01 Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

                           (a)      "Cause" shall mean: (i) the willful and
continued failure by the Executive to substantially perform his duties for the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness, or any such actual or anticipated failure after the Executive announces his intention to resign for Good Reason), and such failure is not cured by the Executive within fifteen days from the date the Company notifies the Executive thereof in writing, (ii) the willful engaging by the Executive in misconduct which is financially injurious to the Company, or
(iii) the Executive's conviction or a pleading of guilty or nolo contendre with respect to the commission of a felony. No act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                           (b)      "Change in Control" shall be deemed to have
occurred upon:

                                    (i)      the date of the acquisition by any
"person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
Act), excluding the Company or any of its subsidiaries or affiliates or any Executive benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company or
(y) the then outstanding voting securities entitled to vote generally in the election of directors; or

                                    (ii)     the date the individuals who
constitute the Board as of the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board, provided that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                                    (iii)    the consummation of a merger,
consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, a reverse stock split of outstanding voting securities, the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause
(iii) if consummation of the transaction would result in at least 80% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (d) "Disability" shall mean the Executive's inability to perform his duties by reason of mental or physical disability for at least one-hundred eighty (180) days in any three-hundred sixty-five (365) day period. In the event of a dispute as to whether the Executive is disabled within the meaning hereof, either party may from time to time request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

                  (e)      "Early Trigger" shall mean:

                           (i)      commencement (within the meaning of Rule
14d-2 as promulgated under the Exchange Act) of a "tender offer" for stock of the Company subject to Section 14(d)(2) of the Exchange Act; or

                           (ii)     the execution by the Company of an agreement
the consummation of which would constitute a Change in Control; or

                           (iii)    the solicitation of proxies for the election
of directors by anyone other than the Company; or

                           (iv)     the approval by the Company's stockholders
of any transaction described in Section 3.01 (b)(iii).

                  (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

                  (g) "Good Reason" shall mean (i) the Company changes the Executive's status, title or position as an officer of the Company and such change represents a material reduction in such status, title or position conferred hereunder, and/or (ii) the Company materially breaches any material provision of this Agreement

(including, without limitation, a reduction in the Executive's base salary),and/or (iii) any attempted relocation of the Executive's place of employment to a location more than 50 miles from the location of such employment on the date of such attempted relocation, and/or (iv) within the two-year period following a Change in Control, there is a reduction in the Executive's target bonus, or a reduction in the aggregate of the level of benefits available to the Executive pursuant to Section 2.03, in each case as compared to the Executive's entitlements immediately prior to the Change in Control, and such change, breach or reduction is not cured by the Company within fifteen (15) days from the date the Executive delivers a Notice of Termination for Good Reason. Such "Notice of Termination for Good Reason" shall include the specific section of this Agreement which was relied upon and the reason that the Company's act or failure to act has given rise to his termination for Good Reason.

                  3.02 Termination Without Cause, Non-Renewal, or Resignation with Good Reason.

                           (a)      In the event at any time of (i) the
termination of the employment of the Executive without Cause (for any reason other than by death or Disability) or (ii) the non-renewal of this Agreement by the Company or (iii) the resignation of the Executive from the Company within 30 days of an event constituting Good Reason, the Company shall pay or provide to the Executive only the following:

                                    (i)      any earned and accrued but unpaid
installment of base salary through the date of the Executive's resignation or termination at the rate in effect immediately prior to such resignation or termination (or, if greater, immediately prior to the occurrence of an event that constitutes Good Reason) and all other unpaid amounts to which the Executive is entitled as of such date under any compensation plan or program of the Company (including payment for any vacation time not taken during the year in which termination occurs), such payments to be made in a lump sum within 15 days following the date of resignation or termination; and

                                    (ii)     the amount the Executive would have
been entitled to pursuant to Section 2.02(a), had Executive remained employed through the end of the fiscal year in which termination occurs, multiplied by a fraction, the numerator of which is the number of days from the beginning of such fiscal year to the date of termination, and the denominator of which is 365, such amount to be paid no later than the time annual bonuses are paid to other executives of the Company; and

                                    (iii)    in lieu of any further salary
payments to the Executive for periods subsequent to his date of resignation or termination, an amount equal to the Executive's annual base salary in effect immediately prior to the Executive's resignation or termination (or, if greater, immediately prior to the occurrence of an event that constitutes Good Reason), such payment to be made in a lump sum within 15 days following the date of the Executive's resignation or termination; and

                                    (iv)     for a period of one year following
the Executive's date of resignation or termination, the Company shall reimburse the Executive for the reasonable expenses incurred by Executive in seeking employment with another employer including the fees of a reputable outplacement organization that provides placement services for positions commensurate with the position the Executive held with the Company; and

                                    (v)      The Company shall maintain in full
force and effect for one year following the date of the Executive's resignation or termination, all financial planning, health and dental programs (not life or disability programs) in which the Executive was entitled to participate either immediately prior to the Executive's resignation or termination or immediately prior to the occurrence of an event that constitutes Good Reason, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. To the extent Cobra is available, the Company's obligations are satisfied by paying the Executive's monthly premiums for a one year period under Cobra, and then the Executive may continue the Cobra coverage at the Executive's expense. Additionally, the Executive shall be paid a lump sum cash payment of $10,000 in full satisfaction of participation in all disability and life insurance programs, which participation (other than receipt of benefits) shall not continue following the Executive's termination of employment; and

                                    (vi)     continued payment of the automobile
allowance, or continued provision of the Company-owned or leased vehicle, as the case may be, as well as payment of expenses of operation, maintenance, insurance, excess mileage fees and tax gross ups that were paid or provided to the Executive immediately prior to his resignation or termination (or, if more valuable to the Executive, immediately prior to the occurrence of an event that constitutes Good Reason) on the same basis that it was then paid or provided until the end of the one year period following the date of resignation or termination; and

                                    (vii)    vesting of the installment of each
outstanding stock option held by the Executive that would have next vested following such termination of employment, multiplied by a fraction, the numerator of which is the number of days from the beginning of the vesting year to the date of termination, and the denominator of which is 365.

                           (b)      Notwithstanding the foregoing, in the event
the aggregate amount of all payments that the Executive would receive pursuant to Section 3.02(a) plus payments to be made to the Executive outside this Agreement would result in a "parachute payment" (as defined in Section 280G(b)(2) of the Code) but for this Section 3.02(b), as determined in good faith by the Company, the aggregate amount of the payments required to be paid to the Executive pursuant to this Section 3.02(a) shall be reduced to the largest amount that would result in no portion of any payment to the Executive being subject to the excise tax imposed by Section 4999 of the Code.

                  3.03 Termination for Cause, Disability, Death or Resignation without Good Reason. In the event of the Executive's termination of employment for Cause, death or Disability or his resignation without Good Reason, only the amounts set forth in clause (i) of Section 3.02(a) shall be payable to the Executive, provided that in the event of death, the amount set forth in clause (ii) of Section 3.02(a) shall be payable as well.

                  3.04 Termination, Non-Renewal or Resignation in connection with a Change in Control.

                           (a)      Notwithstanding the provisions of Section
3.02, in the event of the resignation, termination or non-renewal of the employment of the Executive for any reason specified in Section 3.02(a), and such resignation or termination or non-renewal occurs within the two year period following a Change in Control, then the Executive shall be entitled to receive the following payments or benefits upon the date of the Executive's resignation or termination or non-renewal of employment:

                                    (i)      the amounts and benefits specified
in Sections 3.02(a)(i) and (vii); and

                                    (ii)     a lump sum payment equal to the
average annual bonus paid to the Executive for the 3 fiscal years ending prior to the Change in Control, multiplied by a fraction, the numerator of which is the number of days from the beginning of the fiscal year in which the Executive's termination of employment occurs to the date of termination, and the denominator of which is 365, such amount to be paid within 10 business days of such termination; and

                                    (iii)    two times the amount specified in
Section 3.02(a)(iii); and

                                    (iv)     the benefits specified in clauses
(iv), (v) and (vi) of Section 3.02(a), except that, in lieu of one year, the period for which such benefits are to be provided shall be for two years and the $10,000 in clause (v) is doubled to $20,000; and

                                    (v)      an amount that, on an after-tax
basis (including federal income and excise taxes, and state and local income taxes) equals the excise tax imposed by Section 4999 of the Code upon which the Executive by reason of amounts payable under this Section 3.04(a) (including this clause (v)), as well as amounts payable outside of this Agreement by the Company that are described in Section 280G(b)(2)(A)(i) of the Code. For purposes of this clause, the Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation.

                           (b)      In the case of a resignation or termination
for a reason specified in Section 3.02 which follows an Early Trigger, the Executive shall be entitled to the payments and benefits specified in Section
3.02 at the times specified therein, and if such Early Trigger ultimately results in a Change in Control, the Executive shall be entitled to the payments and benefits specified in Section 3.04(a) to be paid or commence upon the Change in Control, offset by any payments previously made or benefits previously provided pursuant to Section 3.02.

                           (c)      Solely for purposes of this Section 3.04,
(x) other than in the case of the Executive's conviction of a felony, the Executive shall not be deemed to have been terminated for Cause by the Company hereunder without (i) notice to the Executive setting forth the reasons for the Company's intention to terminate the Executive for Cause, (ii) an opportunity for the Executive, together with his counsel, to be heard before the Board, and
(iii) delivery to the Executive of written notice from the Board finding that in the reasonable good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause in Section 3.01 hereof, and specifying the particulars thereof in detail and (y) Good Reason shall include a change in the Executive's status, title or position as an officer of the Company and such change represents a material reduction in such status, title or position as in effect immediately prior to a change in control.

                  3.05 Withholding. The Company shall have the right to deduct from any amounts payable under this Agreement an amount necessary to satisfy its obligation, under applicable laws, to withhold income or other taxes of the Executive attributable to payments made hereunder.

                  3.06 No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of resignation or termination, or, with respect to amounts payable pursuant to Section 3.04, by any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights the Executive may acquire in the future, under any Executive benefit plan, incentive plan, employment agreement or other contract, plan or arrangement.


         4.        Noncompetition/Confidentiality

                  (a) The Executive agrees that during his employment with the Company, and for the a one year period thereafter (and, as to clauses (iii) and (iv) of this Section 4(a), at any time thereafter) he will not, directly or indirectly, do or suffer any of the following:

                           (i)      Own, manage, control or participate in the
ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated (collectively, "Employed") as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is engaged in any manner in, or otherwise competes with, the business of the Company or any of its affiliates (as conducted on the date the Executive ceases to be employed by the Company in any capacity, including as a consultant) (a "Prohibited Business") in the United States of America or any of the foreign countries in which the Company or any of its affiliates is doing business (a "Competing Business") for so long as this Section 4(a)(i) shall remain in effect, nor solicit any person or business that was at the time of the Executive's termination of employment, or within one year prior thereto, a customer or supplier of the Company or any of its affiliates; provided, however, that, notwithstanding the foregoing, the Executive shall not be deemed to be Employed by a Competing Business if the Board or a committee of the Board determines that the Executive has established by clear and convincing evidence all of the following: (A) such entity (including its affiliates in aggregate) does not derive Material Revenues (as defined below) from the aggregate of all Prohibited Businesses, (B) such entity (including its affiliates in aggregate) is not a Competitor (as defined below) of the Company and its affiliates and (C) Executive has no direct responsibility for or otherwise with respect to any Prohibited Business; for purposes of this clause (i), Material Revenues shall mean that 5% or more of the revenues of the entity (including its affiliates in aggregate) are derived from the aggregate of all Prohibited Businesses; an entity shall be deemed a Competitor of the Company and its affiliates if the combined gross receipts of the entity (including its affiliates in aggregate) from any Prohibited Business is more than 25% of the gross receipts of the Company and its affiliates in such Prohibited Business; and an "affiliate" of an entity is any entity controlled by, controlling or under common control with the entity;

                           (ii)     Employ, assist in employing, or otherwise
associate in business with any present Executive, officer or agent of the Company or its affiliates;

                           (iii)    Induce any person who is an Executive,
officer or agent of the Company, or any member of the Company or its affiliates, to terminate said relationship; and

                           (iv)     Disclose, divulge, discuss, copy or
otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, or any member of the Company or its affiliates, the customer lists, manufacturing and marketing methods, product research or engineering data, vendors, contractors, financial information, business plans and methods or other trade secrets of the Company, or any member of the Company or its affiliates, it being acknowledged by the Executive that all such information regarding the business of the Company or its affiliates compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property (it being understood, however, that information publicly disclosed by the Company shall not be subject to this
Section 4(a)(iv), provided that such information may not be used in connection with any of the activities prohibited under clauses (i) and (ii) of this Section 4(a) for so long as such clauses remain in effect);

provided, however, if the Executive's employment is terminated under circumstances described in Section 3.04, then clauses (i) and (ii) of this
Section 4(a) shall terminate immediately.

                  (b) The Executive expressly agrees and understands that the remedy at law for any breach by him of any of the provisions of this Section 4 will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of the Executive's violation of any legally enforceable provision of this Section 4, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 4 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Section 4 which may be pursued or availed of by the Company.

                  (c) In the event the Executive shall violate any legally enforceable provision of this Section 4 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease; provided, however, the Company shall seek appropriate remedies in a reasonably prompt manner after discovery of a violation by the Executive.

                  (d) The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 4, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, are designed to not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

                  (e) If any decision maker determines that any of the covenants contained in this Section 4 (the "Restrictive Covenants"), or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (f) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more or such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.


         5. Assignment. The rights and obligations of the parties under this Agreement shall not be assignable by either the Company or the Executive, provided that this Agreement is assignable by the Company to any affiliate of the Company, to any successor in interest to the business of any of the Company, or to a purchaser of all or substantially all of the assets of any of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. For purposes of clarity, any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate this Agreement for good reason. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         6.       Miscellaneous.

                  6.01 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida.

                  6.02 Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested to, the parties at their respective addresses set forth below:

                           (a)      To the Company:

                                    Mayor's Jewelers, Inc.
                                    14051 Northwest 14th Street
                                    Sunrise, Florida 33323

                                    Attention:  CEO

                           (b)      To the Executive:

                                    David Boudreau
                                    380 Coconut Circle
                                    Weston, FL 33326

                  6.03 Severability. If any paragraph, subparagraph or provision hereof is found for any reason whatsoever to be invalid or inoperative, that paragraph, subparagraph or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Executive in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

                  6.04 Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire agreement and supersedes all prior agreements of the parties hereto relating to the subject matter hereof, and there are no oral terms or representations made by either party other than those herein. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

                  6.05 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement, or breach thereof (other than those arising under Section 4, to the extent necessary for the Company to avail itself of the rights and remedies provided under Section 4), shall be submitted to arbitration in Broward County, Florida in accordance with the Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof, provided, however, that the parties agree that (i) the panel of arbitrators shall be prohibited from disregarding, adding to or modifying the terms of this Agreement; (ii) the panel of arbitrators shall be required to follow established principles of substantive law and the law governing burdens of proof; (iii) only legally protected rights may be enforced in arbitration; (iv) the panel of arbitrators shall be without authority to award punitive or exemplary damages; (v) the chairperson of the arbitration panel shall be an attorney licensed to practice law in Florida who has experience in similar matters; and (vii) any demand for arbitration made by the executive must be filed and served, if at all, within 365 days of the occurrence of the act or omission complained of. Any claim or controversy not submitted to arbitration in accordance with this Section shall be considered waived and, thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this Section shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof, provided that the judgment conforms to established principles of law and is supported by substantial record evidence.


                  6.06     Enforcement.

                  (a) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's estate or beneficiary.

                  (b) In the event that the Company shall fail or refuse to make payment of any amounts due the Executive hereunder within the appropriate time period, the Company shall pay to the Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required until paid to the Executive, at the rate from time to time announced by Chase Manhattan Bank as its "prime rate" plus 2%, each change in such rate to take effect on the effective date of the change in such prime rate.

                  (c) The Company shall pay promptly as incurred (and in any event within 10 days of its receipt of proper documentation of) all reasonable fees and expenses (including attorneys' fees) that the Executive may incur following a Change in Control as a result of the Company's contesting the validity, enforceability, or the Executive's interpretation of, the provisions of this Agreement relating to the Executive's entitlements pursuant to Section
3.04 (regardless of the outcome of any litigation to enforce this Agreement).

                  (d) In the event proceedings are initiated by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses, and attorney's fees from the other party, except to the extent such costs, fees and expenses are covered by
Section 6.06(c), in which case Section 6.06(c) shall control.

                  6.07 Survival of Rights and Obligations. All rights and obligations of the Executive or the Company arising during the term of this Agreement shall continue to have full force and effect after the date that this Agreement terminates or expires.

                  6.08 Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

                  6.09 Release/Covenants. As a condition to his entitlement to receive termination payments, Executive shall (i) have executed and delivered to the Company a waiver and release satisfactory to the Company waiving and releasing all claims against the Company and its direct or indirect subsidiaries and their respective officers, agents, directors and Executives, and such waiver and release shall have become irrevocable, and (ii) comply with Sections 4 and 6.11.

                  6.10 Written Resignation. In the event this Agreement is terminated for any reason (except by death), the Executive agrees that if at the time Executive is a director or officer of the Company or any of its direct or indirect subsidiaries, Executive will immediately deliver a written resignation as such director or officer, such resignation to become effective immediately.

                  6.11 Return of Documents and Property. Upon the termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or Executive's heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing confidential information relating to the business and affairs of the Company and its direct and indirect subsidiaries, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Company or its direct or indirect subsidiaries, which in either case are in the possession or under the control of the Executive (or Executive's heirs or personal representatives).

                  6.12 Executive's Representations. The Executive represents and warrants to the Company that (i) he is able to perform fully his duties and responsibilities contemplated by this Agreement and (ii) there are no restrictions, covenants, agreements or limitations of any kind on his right or ability to enter into and fully perform the terms of this Agreement.

                                    Execution

         Upon execution below by both parties, this Agreement will enter into full force and effect as of October 26, 2001.

                                            MAYOR'S JEWELERS, INC.


                                            By: /s/ Isaac Arguetty
                                                     CEO

                                            EXECUTIVE


                                            /s/  David Boudreau